UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: June 29, 2009 (Date of earliest event reported)

The Student Loan Corporation (Exact name of registrant as specified in its charter)

Delaware	1-11616	16-1427135

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Washington Boulevard
Stamford, Connecticut (Address of principal executive offices)		06901 (Zip Code)

(203) 975-6320 (Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As of June 29, 2009, The Student Loan Corporation (the Company) has drawn down an additional $4.6 billion of funding from the U.S. Department of Education sponsored conduit, Straight-A Funding, LLC (the Conduit), which raises the total borrowings since inception of the Conduit to $8.6 billion.  Conduit expenses and interest and principal due on the funding are paid exclusively from cash collections related to the FFEL Program Stafford and PLUS loans that have been pledged to the Conduit (pledged loans).  The interest rate on the funding obligations is variable and is based on the interest rates paid to holders of the short-term promissory notes issued by the Conduit.

The Conduit provides five year funding for pledged loans with a short-term liquidity backstop provided by the Federal Financing Bank (FFB).  The Conduit obtains funding via the issuance of short-term promissory notes to private investors, with the proceeds used to either fund purchases of, or increases in, funding notes; or to repay existing short-term promissory notes.  If the Conduit is not able to issue sufficient new short-term promissory notes in order to repay liquidity advances from the FFB or funding notes, the Company has the option of prepaying the funding note or selling the pledged loans to the U.S. Department of Education at a price equal to 100% of the accrued interest and outstanding principal of pledged loans with first disbursements made on or after May 1, 2008, and 97% of the accrued interest and outstanding principal of all other pledged loans.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE STUDENT LOAN CORPORATION

Date: July 01, 2009

By: /s/ Scot H. Parnell
Name: Scot H. Parnell
Title: Chief Financial Officer